UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Lantern Pharma Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

51654W101

(CUSIP Number)

Bios Equity Partners, LP

1751 River Run, Suite 400

Fort Worth, Texas

Tel: (817) 984-9197

With a Copy to:

Andrew Rosell

Winstead PC

300 Throckmorton Street

Suite 1700

Fort Worth, Texas 76102

Tel: (817) 420-8200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 17, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 564,038
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 564,038

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 564,038
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND I QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 329,904
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 329,904

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 329,904
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 221,522 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 221,522 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 221,522 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 204,723 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”), and (ii) 16,799 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II, LP (“Bios Fund II”) as of the date hereof.

(2)	Based on 10,797,289 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022 and (ii) 16,799 Shares issuable upon the exercise of warrants held by Bios Fund II.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 723,610 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 723,610 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 723,610 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.7% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 668,738 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”), and (ii) 54,872 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II QP, LP (“Bios Fund II QP”) as of the date hereof.

(2)	Based on 10,835,362 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022 and (ii) 54,872 Shares issuable upon the exercise of warrants held by Bios Fund II QP.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 96,868 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 96,868 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,868 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 89,522 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”), and (ii) 7,346 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II NT, LP (“Bios Fund II NT”) as of the date hereof.

(2)	Based on 10,787,836 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022 and (ii) 7,346 Shares issuable upon the exercise of warrants held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BP DIRECTORS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 38,899 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 38,899 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,899 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) options to purchase 33,066 shares of common stock of the Issuer, par value $0.0001 per share (“Shares”), issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”) and (ii) options to purchase 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Pursuant to an agreement with Bios Directors, Mr. Kreis is obligated to transfer any options or other awards of equity-based compensation granted to him as a director of the Issuer, or the economic benefits thereof, to Bios Directors, which may be deemed to have shared voting and/or dispositive power with respect to securities issued under such options or other awards. The number reported in clause (ii) above represents the number of Shares that are issuable upon the exercise of the Kreis Options within 60 days of the date hereof.

(2)	Based on 10,819,389 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (iii) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 932,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 932,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 932,841 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”) and (iv) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. In its capacity as the general partner of these entities, Bios Equity I may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by these entities.

(2)	Based on 10,819,389 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (iii) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,042,000 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,042,000 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,000 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 204,723 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund II, LP (“Bios Fund II”), (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (iv) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (v) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”) and (vi) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, in each case, as of the date hereof. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. In its capacity as the general partner of these entities, Bios Equity II may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly held by these entities.

(2)	Based on 10,859,507 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon evidence of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, and (vi) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS CAVU MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I and Bios Equity II. In its capacity as a general partner of Bios Equity I and Bios Equity II, Cavu Management may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS CAPITAL MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I and Bios Equity II. In its capacity as a general partner of Bios Equity I and Bios Equity II, Bios Management may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS CAVU ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I and Bios Equity II. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS ADVISORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I and Bios Equity II. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS LESLIE WAYNE KREIS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON IN

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I and Bios Equity II. Cavu Advisors, LLC (“Cavu Advisors”), an entity controlled by Mr. Kreis, is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS AARON GLENN LOUIS FLETCHER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,974,841 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,974,841 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,974,841 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.1% (2)
14	TYPE OF REPORTING PERSON IN

(1)	Consists of (i) 564,038 outstanding shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 329,904 outstanding Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 204,723 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (iv) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 668,738 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vi) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 89,522 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 33,066 Shares issuable upon the exercise of options to purchase Shares directly held by BP Directors, LP (“Bios Directors”), and (x) 5,833 Shares issuable upon the exercise of options to purchase Shares granted to Leslie Wayne Kreis, Jr. and indirectly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I and Bios Equity II. Bios Advisors GP, LLC (“Bios Advisors”), an entity controlled by Aaron Glenn Louis Fletcher, is the general partner of Bios Management. As the manager of Bios Advisors, Mr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares, warrants to purchase Shares and options to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.

(2)	Based on 10,898,406 Shares, which consists of (i) 10,780,490 Shares outstanding as of March 1, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022, (ii) 16,799 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 54,872 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (iv) 7,346 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (v) 33,066 Shares issuable upon the exercise of options directly held by Bios Directors, and (vi) 5,833 Shares issuable upon the exercise of options granted to Mr. Kreis and indirectly held by Bios Directors.

Item 1.	SECURITY AND ISSUER

This Amendment No. 1 amends and supplements the statement on Schedule 13D filed with the SEC on June 15, 2020 (the “Schedule 13D”). The securities to which the Statement relates are the shares of common stock, par value $0.0001 per share (the “Shares”), of Lantern Pharma, Inc., a Delaware corporation (the “Issuer”). The Purpose of this Amendment No. 1 is to disclose the exercise of warrants to purchase Shares held by Bios Fund I, LP (“Bios Fund I”) and Bios Fund I QP, LP (“Bios Fund I QP”). On March 17, 2022, Bios Fund I exercised warrants to purchase 60,432 Shares for an exercise price of $3.13 per Share for an aggregate exercise price of $189,152.16. On March 17, 2022, Bios Fund I QP exercised warrants to purchase 35,347 Shares for an exercise price of $3.13 per Share for an aggregate exercise price of $110,636.11. Except as otherwise provided herein, each Item of the Schedule 13D remains unchanged. Capitalized terms used herein but not defined in this Amendment No. 1 shall have the meaning ascribed to such term in the Schedule 13D.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended to add the following:

On March 17, 2022, Bios Fund I exercised Series A Warrants of the Issuer to purchase 60,432 Shares at an exercise price of $3.13 per Share for an aggregate exercise price of $189,152.16. The exercise price was funded by working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business). Certain positions held in commingled margin accounts may be pledged as collateral for the repayment of debit balances in such accounts.
On March 17, 2022, Bios Fund I QP exercised Series A Warrants of the Issuer to purchase 35,347 Shares at an exercise price of $3.13 per Share for an aggregate exercise price of $110,636.11. The exercise price was funded by working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business). Certain positions held in commingled margin accounts may be pledged as collateral for the repayment of debit balances in such accounts.
On November 4, 2021, in consideration for Mr. Kreis’s services as a director of the Issuer, Bios Directors was granted 3,200 Shares at an exercise price of $10.32 per Share (the “Additional Options”). The Additional Options are scheduled to vest ratably on a monthly basis over the 36-month period, with such incremental vesting to take place on the 4th day of each calendar month beginning with the month of December 2021.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)	See rows (11) and (13) of the cover pages to this Amendment No. 1 for the aggregate number of Shares and percentages of the Shares beneficially owned by each of the Reporting Persons. See footnotes (1) and (2), as applicable, of the cover pages to this Schedule 13D/A for the calculations used in determining the percentages of Shares beneficially owned by each of the Reporting Persons.
(b)	See rows (7) through (10) of the cover pages to this Amendment No. 1 for the number of Shares as to which each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition.
(c)	None of the Reporting Persons, nor, to the best of the Reporting Persons' knowledge, any of their respective executive officers or directors, as applicable, has acquired or disposed of, any securities of the Issuer from the 60 days prior to the date of the event which requires the filing of this Amendment No. 1 up through the date hereof.
(d)	Except as described in this Schedule 13D, to the knowledge of the Reporting Persons, only the reporting Persons have the right to receive or the power to direct receipt of dividends from, or proceeds from the sale of, the Shares reported by the Schedule 13D.
(e)	Not applicable.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 22, 2022

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BP DIRECTORS, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS CAPITAL MANAGEMENT, LP

By:	Bios Advisors GP, LLC
its general partner

	By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

CAVU ADVISORS, LLC

By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS ADVISORS GP, LLC

By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

/s/ Leslie Wayne Kreis, Jr.
LESLIE WAYNE KREIS, JR., in his individual capacity

/s/ Aaron Glenn Louis Fletcher
AARON GLENN LOUIS FLETCHER, in his individual capacity